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                                                                    Exhibit 21.1

                                   CORE, INC.

                         SUBSIDIARIES OF THE REGISTRANT


The following corporations are wholly-owned subsidiaries of CORE, INC.:

     Core Management, Inc. (a Delaware corporation)
     Cost Review Services, Inc. (a Texas corporation)
     CORE Securities Corp. (a Massachusetts corporation)
     Protocol Work Systems, Inc. (a Delaware corporation)
     SSDC Corp. (a Delaware corporation)
     TCM Services, Inc. (a Delaware corporation)

The following corporations are wholly-owned subsidiaries of Core Management, Inc. (a Delaware corporation)

     Integrated Behavioral Health (a California corporation)
     Core Management, Inc. (a California corporation)

NOTE: AmHealth Clinics Corp. (a Delaware corporation) was dissolved on February 2, 1998.